[Arnold & Porter Letterhead]

                              June 3, 1997




DynCorp
2000 Edmund Halley Drive
Reston, VA  20191-3436

Ladies and Gentlemen:

       We have acted as special counsel for DynCorp, a Delaware corporation (the "Company"), in connection with the preparation of the registration statement on Form S-4, Registration No. 333-25355 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), pursuant to which the Company is registering $100,000,000 aggregate principal amount of 9-1/2% Senior Subordinated Notes due 2007 (the "Exchange Notes"), under an Indenture dated as of March 17, 1997, between the Company and United States Trust Company of New York (the "Trustee"), to be issued in exchange for $100,000,000 aggregate principal amount of the Company's 9-1/2% Senior Subordinated Notes (the "Exchange Offer"). The terms and conditions of the Exchange Notes and the Exchange Offer are as set forth in the Registration Statement and the prospectus (the "Prospectus") contained therein.

       In rendering the opinion expressed below, we examined the Certificate of Incorporation of the Company and the Bylaws of the Company and the minutes of the Board of Directors of the Company with respect to the filing of the Registration Statement and the issuance of the Exchange Notes. We also have examined such certificates of public officials, corporate documents and records and other certificates and instruments, and have made such other investigations, as we have deemed necessary in connection with the opinion set forth herein. Furthermore, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.


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DynCorp
June 3, 1997
Page 2




       This opinion is limited to the federal laws of the United States, the General Corporation Law of the State of Delaware and the laws of the State of New York, and we do not express any opinion herein concerning the laws of any other jurisdiction.

       Based upon and subject to the foregoing, we are of the opinion that the Exchange Notes have been duly authorized by the Company and when the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and issued in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and legally binding obligations of the Company under the laws of the State of New York.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

       This opinion is solely for your information and is not to be quoted in whole or in part, summarized or otherwise referred to without our written consent. This opinion is as of the date hereof. We disclaim any responsibility to update or supplement this opinion to reflect any events or state of facts which may hereafter come to our attention or any changes in statutes or regulations or any court decisions which may hereafter occur.

Very truly yours,


/s/ Arnold & Porter

ARNOLD & PORTER